Exhibit 99.1

Date:	May 18, 2012
Contact:	Steve Wells, Los Alamos National Bank President, 505-662-5171

For Immediate Release

Trinity Capital Corporation
Announces Results of 2012 Shareholder Meeting

LOS ALAMOS, N.M., May 18, 2012 — Trinity Capital Corporation (“Trinity”), the holding company for Los Alamos National Bank (“LANB”) and Title Guaranty & Insurance Company, held its annual meeting of shareholders on May 17, 2012.  Approximately 69% of the outstanding shares were voted at the meeting.  All three nominees for director were approved by a vote of at least 97% of the shares voting. The following individuals were elected to continue to serve as directors of Trinity: Jeffrey F. Howell, Arthur B. Montoya, Jr., and Stanley D. Primak, each for a term expiring in 2015.  The shareholders also ratified by a vote of 99% of the shares voting in favor of the selection of Crowe Horwath LLP to serve as Trinity's independent public accounting firm for the year ending December 31, 2012.  Finally, the shareholders approved by a vote of 91% of the shares voting in favor of an advisory resolution approving the compensation of Trinity's Named Executive Officers.  The following are the results of the voting:

1.	Election of directors:

NOMINEE	FOR	WITHHOLD
Jeffrey F. Howell	4,370,575 (98.4%)	71,564 (1.6%)
Arthur B. Montoya, Jr.	4,329,674 (97.6%)	111,940 (2.5%)
Stanley D. Primak	4,298,934 (96.8%)	142,680 (3.2%)

2.	Ratification of the appointment of Crowe Horwath LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2012:

For	Against	Abstain
4,404,829 (99.2%)	0	37,487 (0.8%)

3.	Approval of the advisory resolution on the 2011 compensation of the Company's Named Executive Officers:

For	Against	Abstain
4,038,416 (90.9%)	165,473 (3.7%)	238,427 (5.4%)

In addition to the business of the annual meeting, Jerry Kindsfather, Chairman of the Board of Directors, William C. Enloe, President and Chief Executive Officer, and Steve W. Wells, Secretary of Trinity and President of LANB paid tribute to Harold T. Moore and George A. Cowan, former directors and founders of Trinity and LANB who passed away recently.  Mr. Enloe and Mr. Wells also discussed Trinity’s performance for the year ended December 31, 2011, the first quarter results for 2012 and the outlook for the year ahead.

Mr. Enloe noted that while recovery had begun, New Mexico is lagging behind and is at least one year late coming out of the recession.  Mr. Enloe noted that notwithstanding the lag, Trinity’s net income has begun to recover; in 2011 it reached nearly the same level as in 2008 before the effects of the financial crisis were felt in New Mexico.  Mr. Enloe noted that the slope of Trinity’s net income was very similar to that of the national gross domestic product during the same time.  Mr. Enloe discussed Trinity’s flat asset growth, remarking that the lack of growth was a result of Trinity’s focusing on loan quality and keeping capital levels high.  Mr. Enloe noted that Trinity’s Leverage Capital Ratio was very strong, at 10.7% at the end of 2011.  Mr. Enloe also discussed the nonpayment of dividends by Trinity in 2010 and beginning of 2011, which was also a function of the need to raise and maintain capital levels.  Mr. Enloe noted that the Board of Directors was pleased to have paid dividends at the end of 2011 and expects dividend payments to continue.

Mr. Enloe noted that the Net Charge-Off/Average Loans ratio was essentially an inverse of the Net Income curve, as the lower Net Income was due to higher charge-off rates.  Mr. Enloe noted that the Net Charge-Off/Average Loans ratio had declined considerably in 2011 and expects that 2012 will be the last year of large charge-offs before Trinity resumed more historic levels.

Mr. Wells reviewed the opportunities for Trinity and LANB going forward, noting that much of the competitive advantage Trinity and LANB enjoy is due to their reputation.  Mr. Wells stated that LANB is uniquely positioned in the market and is located in market areas with high population growth and has a strong core customer base, which constitutes a formula for higher value and returns. Mr. Wells also reviewed LANB’s market share in New Mexico, Los Alamos County, Santa Fe County and the Albuquerque Metropolitan Statistical Area.  Mr. Wells noted that LANB was the 4th largest depositary institution headquartered in New Mexico, the largest in Los Alamos County and the largest in Santa Fe County in 2011.  In response to a shareholder question, Mr. Enloe noted that LANB has operated an office in Albuquerque, and opened a larger location in November 2011 with additional services, to continue loan growth.  Mr. Enloe also noted that LANB was the largest mortgage lender in Rio Arriba County, in Northern New Mexico and where it originated approximately $129 million in loans and currently holds $45.5 million in deposits.

Mr. Wells stated that Trinity was positioned to be a strong competitor, as it has sufficient size and expertise to both compete with and provide comparable pricing, products and services as large banks, and is itself large enough to absorb the costs associated with increasing regulatory requirements.  Mr. Enloe also responded to a question by stating that Trinity had not repurchased stock for some time and may do so in the future, but has no current plans to repurchase stock.

A copy of the investor presentation presented at the Annual Shareholder Meeting can be found on Trinity’s website (www.lanb.com/annual-report.aspx) and as Exhibit 99.2 to Trinity’s Current Report on Form 8-K filed with the Securities and Exchange Commission on May 18, 2012.

*****
Trinity is a bank holding company with $1.523 billion in total assets and has 331 employees.  LANB is currently in its 49th year of operation, and offers financial services at its main office in Los Alamos, an office in White Rock, three offices in Santa Fe and two offices in Albuquerque.  LANB also operates a network of 30 automatic teller machines throughout northern New Mexico.  Title Guaranty & Insurance Company offers title services from its offices in Los Alamos and Santa Fe.

*****************************************************************
This document contains, and future oral and written statements of Trinity and its management may contain, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, plans, objectives, future performance and business of Trinity. Forward-looking statements, which may be based upon beliefs, expectations and assumptions of Trinity’s management and on information currently available to management, are generally identifiable by the use of words such as “believe,” “expect,” “anticipate,” “plan,” “intend,” “estimate,” “may,” “will,” “would,” “could,” “should” or other similar expressions. Additionally, all statements in this document, including forward-looking statements, speak only as of the date they are made, and Trinity undertakes no obligation to update any statement in light of new information or future events. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. Additional information concerning Trinity and its business, including additional factors that could materially affect Trinity’s financial results, is included in Trinity’s filings with the Securities and Exchange Commission.